Exhibit 10.4

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 15th day of April, 2004, by and between the CHICAGO FULTON VENTURE, L.L.C., a Delaware limited liability company (“Landlord”), and SBI GROUP, INC., a Utah corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, 600 West Fulton L.L.C., an Illinois limited liability company (“Original Landlord”) and Lante Corporation, an Illinois corporation (“Original Tenant”) entered into that certain Lease dated July 20, 1999 (the “Lease”), demising certain space more particularly described therein in the building located at 600 West Fulton Street, Chicago, Illinois;

WHEREAS, Landlord has succeeded to the interests of Original Landlord in and to the Lease and Tenant has succeeded to the interests of Original Tenant in and to the Lease; and

WHEREAS, Tenant desires to cancel and terminate the Lease as to a portion of the premises prior to the scheduled expiration date thereof, extend the term of the Lease with respect to the remaining balance of the premises and otherwise amend the Lease as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:

1. Definitions. Unless the context otherwise requires, any capitalized term used herein shall have its respective meaning as set forth in the Lease.

2. Integration of Amendment and Lease. This Amendment and the Lease shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall, in all instances, control and prevail.

3. Partial Termination. From and after May 31, 2004 (the “Effective Date”), Tenant hereby remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, forever, all rights of Tenant in and to all of the portion of the Premises located on the 6th floor of the Building known as Suite 600 and consisting of 11,891 rentable square feet as shown on Exhibit A-1 attached hereto (the “Surrender Area”), however acquired, including all of the estate and rights of Tenant in and to the Lease as to the Surrender Area, to have and to hold the same unto Landlord, its successors and assigns, forever, from and after the Effective Date. Tenant acknowledges and agrees, however, that the Lease shall remain in full force and effect as to the balance of the Premises. Accordingly, after the Effective Date, the Premises under the

Lease shall be the entire 4th floor of the Building known as Suite 400 and consisting of 23,597 rentable square feet as shown on Exhibit A-2 attached hereto (the “Remaining Premises”).

4. Return of Surrender Area. Landlord and Tenant agree that the Lease is to be cancelled and terminated and the Term thereof brought to an end as of the Effective Date with respect to the Surrender Area with the same force and effect as if the Term of the Lease were in and by the provisions thereof fixed to expire on the Effective Date with respect to the Surrender Area. Without limiting the generality of the foregoing, Tenant agrees to quit and surrender to Landlord the Surrender Area in broom clean condition and otherwise in accordance with the provisions of Section 21 of the Original Lease and that Landlord shall have the right to re-enter upon the Surrender Area as of the Effective Date, as fully as it would or could have done if that were the date provided for the expiration of the term of the Lease.

In addition to surrender of the Surrender Area as provided above, on the Effective Date Tenant shall convey to Landlord the existing furniture located in the Surrender Area identified on Exhibit B attached hereto by bill of sale in form and substance satisfactory to Landlord.

5. Extension. The Lease is currently scheduled to expire by lapse time on November 30, 2009. The term of the Lease is hereby extended for a period (the “Extension Period”) commencing on December 1, 2009, and expiring on November 30, 2011, unless the Lease shall be extended on sooner terminate as provided therein and herein.

6. Base Rent. Effective as of June 1, 2004, Base Rent shall be equal to the amounts set forth in the following Base Rent Schedule, and shall be payable in accordance with the provisions of Section 1 of the Lease:

BASE RENT SCHEDULE

Period	Annual Base Rent	Monthly Base Rent
6/1/04 – 5/31/05	$483,738.48	$40,311.54
6/1/05 – 5/31/06	$501,436.20	$41,786.35
6/1/06 – 5/31/07	$519,134.04	$43,261.17
6/1/07 – 5/31/08	$536,831.76	$44,735.98
6/1/08 – 5/31/09	$554,529.48	$46,210.79
6/1/09 – 5/31/10	$572,227.20	$47,685.60
6/1/10 – 5/31/11	$589,925.04	$49,160.42
6/1/11 – 11/30/11	N/A	$50,635.23

Notwithstanding anything in the Lease or herein to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent in the amount $5,890.33 per month for the period commencing June 1, 2004, and ending May 31, 2005. In addition, notwithstanding anything in the Lease or herein to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, commencing June 1, 2004,

Tenant shall be entitled to an additional abatement of Base Rent first becoming due and payable under the Lease, as amended, in the amount of $170.00 per day multiplied by the number of days between the date Tenant executes and delivers this Amendment, in form and substance satisfactory to Landlord, and delivers the letter of credit under Section 9 below to Landlord and May 31, 2004, inclusive. All Base Rent abated hereunder is herein collectively referred to as the “Abated Base Rent”. Notwithstanding the forgoing, if Landlord terminates the Lease, as amended, or, without terminating the Lease, as amended, terminates Tenant’s right to possession of the Premises in each case pursuant to Section 19 of the Lease as a result of any uncured monetary default by Tenant, then, in addition to all other rights and remedies available to Landlord, an amount equal to the total Abated Base Rent multiplied by a fraction, the numerator of which is the number of months occurring between such date of default and the originally scheduled expiration date of the Extension Period and the denominator of which is 90, shall immediately become due and payable. The payment by Tenant of the Abated Base Rent in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to the Lease or at law or in equity.

7. Tax Escalation Amount and Operating Expense Escalation Amount. Tenant shall continue to pay Tax Escalation Amount and Operating Expense Escalation Amount for the Premises in accordance with the terms and conditions of the Lease, except, however, effective as of June 1, 2004, (a) Tenant’s Proportionate Share shall be 12.1271% (which is determined on the basis of a rentable area of the Building of 194,581 square feet as set forth in Section 2(a)(ii) of the Lease), (b) the “Base Tax Amount” shall equal the actual Tax amount for calendar year 2004; and (c) the “Operating Expense Base Amount” shall equal the actual Operating Expense amount for calendar year 2004.

8. Condition of Premises.

(a) Tenant acknowledges that it is in possession of the Premises and that it accepts the Premises in their “as is” condition. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises or the Building, have been made by or on behalf of Landlord or relied upon by Tenant, except as provided in this Section 8 hereof and in the Lease.

(b) Subject to the provisions of Section 8(c) below, Tenant shall, at its sole cost and expense, perform such work as may be necessary or desired by Tenant to improve the Premises for occupancy, all subject to and in accordance with the provisions of the Lease, including, without limitation, the provisions of Section 8 of the Lease. All work referred to in this subparagraph is herein referred to as “Tenant’s Work”. Without limitation of the requirements of Section 8 of the Lease, Tenant shall submit full and detailed architectural and engineering plans and specifications to Landlord for Landlord’s approval prior to the commencement of Tenant’s Work. Landlord will promptly respond to a submission by Tenant of plans and specifications with due diligence and in any event within five (5) business days after receipt thereof. Landlord reserves the right to have the plans reviewed by Landlord’s designated third party engineer at Tenant’s expense. Tenant shall use its best efforts to not permit noise from construction of Tenant’s Work to unreasonably disturb other tenants in the Building and shall, in any event, be responsible for any disturbance of other tenants in the Building and, accordingly, shall indemnify and hold Landlord harmless from any claims, if any, asserted by any such other tenants in the Building in connection with Tenant’s Work

(c) Landlord shall make a contribution (the “Allowance”) towards the cost of Tenant’s Work in the amount of $117,955.00 on the terms and conditions hereinafter set forth:

(i) Landlord shall disburse the Allowance from time to time upon Tenant’s request for payment (which request shall be made no more often than once in any calendar month) and certification that the Tenant’s Work for which payment is requested has been performed and that amounts for which payment is requested are due and owing, which disbursement shall be made to Tenant (or, at Landlord’s option, by check payable jointly to Tenant and to Tenant’s materialmen and contractors) promptly and with due diligence after receipt of such request and other required documentation and, in any event, within twenty (20) days after presentation by Tenant to Landlord of request for payment and appropriate and complete contractor’s affidavits and waivers of lien showing that the work covered thereby has been performed in the Premises.

(ii) Landlord has no obligation to disburse any portion of the Allowance if Tenant is in default under the Lease, as amended hereby. Disbursement of any portion of the Allowance shall not be deemed a waiver of Tenant’s obligation to comply with such provisions. Additionally, Landlord shall have no obligation to disburse the Allowance after October 31, 2004. Tenant shall be responsible for the appropriateness and completeness of the contractors’ affidavits and waivers of lien and approval of any of such work; Landlord shall have no responsibility for any of the foregoing. Tenant shall be responsible for all costs of Tenant’s Work in excess of the Allowance. In the event that the cost of Tenant’s Work should for any reason be less than the full amount of the Allowance, Tenant shall be entitled to a credit against Base Rent next becoming due in the amount of such difference until fully applied.

9. Security Deposit. Upon execution and delivery of this Amendment by Tenant, Tenant shall deliver to Landlord a letter of credit in the amount of $350,000 in accordance with the terms of Section 23 of the Lease. Accordingly, the number “$56,928.66” set forth in two places in Section 23 of the Lease is hereby deleted and the number “$350,000.00” is substituted therefore. Within five (5) business days after receipt of the letter of credit, Landlord will return to Tenant any cash security deposit being held by Landlord under Section 23 of the Lease. As of the date hereof, Landlord is holding the sum of $56,928.66 as a cash security deposit under the Lease.

Notwithstanding anything contained in the Lease or herein to the contrary, subject to the remaining terms of this Section 9, and provided Tenant has timely paid all Rent due under the Lease, as amended, during the 12 month period immediately preceding the effective date of any reduction of the security deposit, Tenant shall have the right to reduce the amount of the security deposit (i.e., the letter of credit) so that the reduced letter of credit amounts will be as follows:

(i) $300,000.00 effective as of May 31, 2006; (ii) $250,000.00 effective as of May 31, 2007; (iii) $200,000.00 effective as of May 31,2008; (iv) $150,000.00 effective as of May 31, 2009, and (v) $100,000.00 effective as of May 31, 2010. If Tenant is not entitled to reduce the security deposit (i.e., the letter of credit) as of a particular reduction effective date due to Tenant’s failure to timely pay all Rent during the 12 months prior to that particular reduction effective date, then any subsequent reduction(s) Tenant is entitled to hereunder shall be reduced by the amount of the reduction Tenant would have been entitled to had Tenant timely paid all Rent during the 12 months prior to that particular earlier reduction effective date (provided, however, that the foregoing shall not be applicable if Tenant cures such failure to pay Rent within the applicable notice and cure period set forth in the Lease; provided further, however, that Tenant shall only have such cure period two (2) times during said twelve (12) month period). Notwithstanding anything to the contrary contained herein, if Tenant has been in default under the Lease, as amended, at any time prior to the effective date of any reduction of the security deposit and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the amount of the security deposit (i.e., the letter of credit) as described herein. Any reduction in the letter of credit shall be accomplished by Tenant providing Landlord with an amendment to the existing letter of credit or a substitute letter of credit in the reduced amount.

10. Contraction Option.

(a) Subject to the terms and provisions hereinafter set forth, Tenant shall have the option to exclude from the Premises up to 6,000 rentable square feet, designated by Tenant as hereinafter provided, effective as of any date, designated by Tenant as hereinafter provided, prior to May 31, 2009 (the “Contraction Option”).

(b) The Contraction Option shall be exercised by written notice (the “Contraction Notice”) given by Tenant to Landlord on or before December 1, 2008, time being of the essence. In the Contraction Notice, Tenant shall designate an effective date of the Contraction (the “Contraction Date”), which Contraction Date shall be no sooner than six (6) months after the date of the Contraction Notice and no later than May 31, 2009, and shall designate the portion of the Premises that Tenant desires to exclude (the “Contraction Space”). The Contraction Space shall be no greater than 6,000 rentable square feet and the configuration of both the Contraction Space and the remaining portion of the Premises shall be capable of satisfying all applicable building codes and shall otherwise be in a reasonably marketable configuration, as approved by Landlord, which shall include a reasonable portion of the window lines and reasonable access to the elevator lobbies.

(c) Simultaneously with the giving of the Contraction Notice, and as a condition to the effectiveness thereof, Tenant shall pay to Landlord a contraction fee (the “Contraction Fee”) equal to the unamortized costs and expenses incurred by Landlord in connection with the Contraction Space (Landlord and Tenant acknowledge and agree that such costs and expenses equals $49.76 per rentable square feet of the Contraction Space)

amortized over the period commencing June 1, 2004, and ending November 30, 2011, utilizing a 10% per annum interest rate.

In addition to payment of the Contraction Fee, Tenant shall reimburse Landlord for 50% of all reasonable costs and expenses incurred by Landlord in demising and separating the Contraction Space from the balance of the Premises. Without limiting the generality of the foregoing, such demising work shall include installing the demising wall, separating electrical systems, rezoning HVAC systems and installing a multi-tenant corridor.

(d) If Tenant exercises the Contraction Option, then Tenant shall return the Contraction Space to Landlord on the Contraction Date in accordance with the requirements of the Lease, and on and effective as of such Contraction Date Base Rent and Tenant’s Proportionate Share shall be proportionately reduced.

(e) Following exercise by Tenant of the Contraction Option, at the request of either party hereto and within thirty (30) days after such request, Landlord and Tenant shall enter into a supplement to the Lease, as amended, confirming the terms, conditions and provisions applicable after such contraction as determined in accordance herewith.

11. Right to Terminate. Section 28 of the Lease is hereby deleted and in lieu thereof, Tenant shall have the option, to be exercised as hereinafter provided, to terminate the term of the Lease, as amended, effective as of December 31, 2008 (the “Termination Date”). Such option shall be exercised, if at all, time being of the essence, by written notice given by Tenant to Landlord (“Termination Notice”) no later than February 29, 2008, and subject to payment by Tenant to Landlord of the sum of (a) $24.40 per rentable square feet of the Premises plus (b) three (3) multiplied by the monthly installment of Base Rent and Tax Escalation Amount and Operating Expense Escalation Amount for the month of December, 2008 (the “Termination Fee”). The portion of the Termination Fee described in clause (a) above shall be paid simultaneously with the giving of the Termination Notice and the balance shall be paid no later than thirty (30) days prior to the Termination Date. Tenant may not, unless Landlord otherwise agrees, exercise its option to terminate the Lease, as amended, pursuant to this Section 11 at any time at which a default by Tenant exists under the Lease, as amended, and no such termination shall be effective if such default exists unless Landlord otherwise agrees. This termination option is personal to Tenant and shall be of no further force or effect if Tenant assigns the Lease, as amended, or subleases all or any portion of the Premises, other than to an Affiliate (as defined in Section 14(g) of the Lease) or successor to Tenant by merger or acquisition of all or substantially all of the stock or all or a portion of the assets of Tenant. Any notice of exercise of Tenant’s option to terminate the term of the Lease, as amended, pursuant to this Section 11 shall be irrevocable by Tenant once given. If Tenant so exercises its option to terminate the term of the Lease, as amended, and pays to Landlord the Termination Fee as above provided, then effective as of the Termination Date, the Lease, as amended, shall be deemed to have expired by lapse of time, and Tenant shall return the Premises to Landlord on the Termination Date in accordance with the requirements of the Lease. All obligations of Tenant which accrue under the Lease, as amended, on or before the Termination Date shall survive such termination.

12. Renewal Option. Section 27 of the Lease is hereby deleted in its entirety and shall be of no further force and effect and in lieu thereof Tenant shall have the following Extension Option.

(a) Provided that the Lease, as amended, is then in full force and effect, that Tenant is not then in default under the Lease, as amended, and that Tenant is then occupying all of the Premises having been leased to the Tenant in the Building, Landlord hereby grants to Tenant an option to extend the term of the Lease, as amended, on the same terms and conditions set forth in the Lease, as amended, except that Tenant shall have no further right to extend and except as set forth below, for one (1) additional five (5) year term (the “Option Period”). Tenant’s right to exercise its option to extend shall be conditioned upon Landlord’s receipt, no later than January 31,2011, of Tenant’s then current certified financial statements showing a creditworthiness at least equal to the creditworthiness demonstrated to Landlord by Tenant prior to execution of this Amendment. This renewal option is personal to Tenant and shall be of no further force or effect if Tenant assigns the Lease, as amended, or subleases all or any portion of the Premises, other than to an Affiliate or a successor to Tenant by merger or acquisition of all or substantially all of the stock or all or a portion of the assets of Tenant. The option to extend shall be exercised, if at all, by written notice (“Option Notice”) to Landlord given not later than January 31,2011, time being of the essence. Once the Option Notice is given, Tenant’s exercise of such option shall be irrevocable. If the option hereby granted is not so exercised, Tenant shall have no further right to extend the term of the Lease, as amended. Base Rent during the Option Period shall be the greater of (i) Base Rent in effect as of the expiration date of the Extension Period, and (ii) the annual rate of Base Rent determined by Landlord in good faith to be the Market Rate of Base Rent (as hereinafter defined). Landlord’s good faith determination of Base Rent for the Option Period shall be conclusive. Tenant may request in writing that Landlord provide written notice to Tenant of Landlord’s determination of Base Rent for the Option Period. Landlord shall provide Tenant with Landlord’s determination of Base Rent for the Option Period within thirty (30) days after receipt of Tenant’s written request therefor, but in no event shall Landlord be required to provide such determination prior to January 1, 2011. Landlord shall have no obligation to make improvements, decorations, repairs, alterations or additions to the Premises as a condition to Tenant’s obligation to pay rent for the Option Period.

(b) Market Rate of Base Rent. As used in this Amendment, the term “Market Rate of Base Rent” shall mean the then prevailing annual rental rate per square foot of rentable area of space in the West Loop submarket (the “Market Area”), comparable in area and location to the space for which the Market Rate of Base Rent is being determined and being leased for a duration comparable to the period for which such space is to be leased for periods commencing on or about the commencement of the term of such space, as determined by Landlord in good faith. The Market Rate of Base Rent shall be determined by taking into consideration comparable fact situations in comparable buildings in the Market Area. In determining the Market Rate of Base Rent, the following shall be taken into consideration: use, location and floor level within the applicable building, the tenant improvements already in the space for which the Market Rate of Base Rent is being determined, the location, quality, age and reputation of the building, the definition of rentable area or net rentable area, as the case may be, with respect to which such rental rates are computed, leasehold improvements being provided (if any), rental concessions, abatements or other monetary inducements (If any), the term of the lease under consideration and the extent of services provided thereunder, applicable distinctions between “gross” leases and “net” leases, base year figures (if any) for escalation purposes and other adjustments (including by way of indexes) to base rental (if any); and may take into consideration any other relevant term or condition in making such evaluation.

13. Deletion of Inapplicable Provisions. Sections 25 and 26 of the Lease is hereby deleted in their entirety and shall be of no farther force or effect.

14. ERISA.

(a) Neither Tenant nor any of its “affiliates” (within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14, 49 Fed. Reg. 9494 (1984), as amended (“PTE 84-14”)) has, or during the immediately preceding year has exercised the authority to:

(i) appoint or terminate Landlord as investment manager over assets of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) invested in, or sponsored by, Landlord; or

(ii) negotiate the terms of a management agreement (including renewals or modifications thereof) with Landlord on behalf of any such plan;

(b) Tenant is not “related” to Landlord (as determined under in Part V(h) of PTE 84-14);

(c) Tenant has negotiated and determined the terms of this Amendment at arm’s length, as such terms would be negotiated and determined by the Tenant with unrelated parties; and

(d) Tenant is not an “employee benefit plan” as defined in Section 3(3) of ERISA, a “plan” as defined in Section 4975(e)(l) of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any such employee benefit plan or plan.

15. Limitation of Liability. Any liability of Landlord under the Lease, as amended hereby, shall be limited solely to its interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with the Lease, as amended hereby, nor shall any recourse be had to any other property or assets of Landlord.

16. No Broker. Tenant represents that Tenant has not dealt with any broker (other than Colliers Bennett & Kahnweiler and U.S. Equities Realty, LLC) in connection with this Amendment and agrees to indemnify and hold Landlord harmless from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any brokers or finders (other than Colliers Bennett & Kahnweiler and U.S. Equities Realty, LLC), for any commission alleged to be due such brokers or finders in connection with their participation in the negotiation with Tenant of this Amendment.

17. Lease in Full Force and Effect. Except as expressly provided herein, all of the terms and provisions of the Lease shall remain in full force and effect.

[signatures on following page]

This First Amendment to Lease is executed by the undersigned as of the date first above written.

LANDLORD:			TENANT:

CHICAGO FULTON VENTURE, L.L.C., a Delaware limited liability company			SBI GROUP, INC., a Utah corporation

By:	/s/ Samuel A. Raia		By	/s/ L. Tim Pierce
	Name:	Samuel A. Raia		Name:	L. Tim Pierce
	Title:	Director Prudential Ins. Co. of America		Title:	EVP

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